EXHIBIT 10.1

WAIVER AGREEMENT

This Waiver Agreement (“Agreement”) is made and entered into as of February 25, 2013, by and between VelaTel Global Communications, Inc., a Nevada corporation (“Company”), and Ironridge Technology Co., a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (“Purchaser”).

Recitals

A.          The parties entered into a Stock Purchase Agreement (“SPA”) as of December 14, 2012, which is incorporated herein by reference. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in the SPA.

B.          The parties entered into a First Amendment to the SPA (“First Amendment”) on January 25, 2013.

C.          Purchaser has fully and timely performed all of its obligations under the SPA. The first Closing was fully effectuated and consummated as set forth in the SPA.

D.          As of the date of this Agreement, all Conditions for each Closing after the first Closing, as set forth in Section II.D of the SPA, have not been met. Company nevertheless desires to proceed with a second Closing, plus a partial payment against a third Closing (“Revised Second Closing”), in the total amount of $750,000, and Purchaser is willing to proceed with the Revised Second Closing as set forth hereinbelow.

Agreement

In consideration of the foregoing, and the promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and Purchaser, intending to be legally bound, hereby agree as follows:

1.          Revised Second Closing. On the date hereof, Purchaser shall purchase 75 Preferred Shares, in accordance with the procedures set forth in Section II.E of the SPA, and make payment for such Preferred Shares in cash by wire transfer of immediately available funds to an account designated by Company.

2.          Share Issuance. In consideration of the premises, Company shall issue a certificate representing 75 additional Preferred Shares to Purchaser as a non-refundable fee for entering into this Agreement.

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3.          Other Financings. The Company agrees that while any Preferred Shares issued pursuant to the SPA are outstanding and for six months after their conversion into Common Stock, the Company will not discuss, negotiate, effect or enter into any agreement, plan, arrangement or understanding to effect or modify any transaction with anyone other than (A) Purchaser or its affiliates, or (B) the existing investors and commitments identified in the Disclosure Schedule the Company has delivered to Purchaser, in which the Company or any subsidiary or affiliate of the Company: (i) issues or sells, agrees to issue or sell, or may issue or sell, any Common Stock or security convertible or exchangeable into Common Stock, either (a) at a conversion, exercise or exchange rate or other price that is based upon or varies with the trading prices of, or quotations for, the shares of Common Stock at any time after the initial issuance of such securities, (b) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such securities, or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company, the market price or the market for the Common Stock, (c) pursuant to or registered under any Form S-8 registration statement, or (d) in accordance with or reliance upon any provision of Section 3(a) of the Act; or (ii) enters into any agreement whereby the Company or any subsidiary or affiliate of the company issues or sells, agrees to issue or sell, must or may issue or sell, any Common Stock or other security at a future determined price, including, without limitation, any form of “equity line of credit” or “at the market offering.”

4.          Reserved Shares. The Company will immediately and irrevocably instruct its transfer agent (a) to immediately reserve a minimum of 492,000,000 shares of Common Stock for potential issuance to Purchaser, through and including, without limitation, conversion of the Preferred Shares described in this Agreement, and (b) immediately upon an increase in authorized shares, to reserve the full number of all Common Shares required under (i) Section 13(d) of Order for Approval of Stipulation for Settlement of Claims dated July 3, 2012 (“Order”), and (ii) Section III.H of the SPA. Company and each of its officers, directors and attorneys will use their best efforts to amend the Company’s articles of incorporation to increase the number of Common Shares authorized to ensure full compliance with this Section as soon as possible.

5.          No Future Waiver. All Conditions to subsequent Closings, including without limitation those set forth in Section II.D of the SPA, shall remain in full force and effect. Purchaser shall have no obligation to effect any additional Closings if all such Conditions are not fully met. Additionally, it shall be a Condition to the next subsequent Closing that the Company has taken all actions necessary to amend its articles of incorporation to increase the number of Common Shares authorized, and to have filed such amended articles with the Nevada Secretary of State. Thereafter, the Company shall at all times comply with Section III.H of the SPA. Company hereby further re-acknowledges, ratifies and confirms the impact and effect of the last sentences of Sections 8 and 10 of the Order.

6.          Ratification. In the event of any conflict between the SPA and this Agreement, this Agreement shall control. Except as expressly provided hereinabove, the SPA shall remain in full force and effect, and is hereby ratified and confirmed in all respects by both parties.

7.          Authorization. The execution and delivery of this Agreement by Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company, including without limitation approval by its Board of Directors, and no further consent or action is required by Company. This Agreement has been, or upon delivery will be, duly executed by Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Company, enforceable against Company in accordance with its terms.

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8.          Entire Agreement. This Agreement, the First Amendment, the SPA, and the Order as amended contain the entire agreement and understanding of the parties, and supersede all prior and contemporaneous agreements, term sheets, letters, discussions, communications and understandings, both oral and written, which the parties acknowledge have been merged into this Agreement. No party, representative, attorney or agent has relied upon any collateral contract, agreement, assurance, promise, understanding or representation not expressly set forth hereinabove. The parties hereby expressly waive all rights and remedies, at law and in equity, directly or indirectly arising out of or relating to, or which may arise as a result of, any Person’s reliance on any such assurance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Company:

VELATEL GLOBAL COMMUNICATIONS, INC.

By: /s/ George Alvarez

Name: George Alvarez

Title: Chief Executive Officer

Purchaser:

IRONRIDGE TECHNOLOGY CO.,

a division of IRONRIDGE GLOBAL IV, LTD.

By: /s/ Peter Cooper

Name: Peter Cooper

Title: Director

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